Exhibit 99.1

Five Below Adds New Board Member

Zuhairah Scott Washington joins Five Below Board of Directors

PHILADELPHIA, September 29, 2020 — Five Below, Inc. (Nasdaq: FIVE), the trend-right, high-quality value retailer for teens, tweens and beyond, announced that Zuhairah Scott Washington has been appointed an independent member of its Board of Directors, effective today. Ms. Washington becomes the third female member of nine non-employee directors.

“We are thrilled to welcome Zuhairah to our Board of Directors,” said Tom Vellios, Chairman of Five Below. “Zuhairah’s diverse and deep experience at well-known technology companies as well as her global business background will be an asset to Five Below as we continue our rapid growth.”

Joel Anderson, Five Below’s CEO and President stated, “Zuhairah is a seasoned digital commerce executive with impressive experience at several growth companies. Her insights across technology, the customer experience and leadership development will be particularly relevant as we continue our growth and build our omnichannel strategy. We are also excited to increase the diversity of our board.”

Ms. Washington brings more than 20 years of leadership experience in the technology and consumer space to Five Below. She is currently the SVP and Global Head of Strategic Partners, Lodging and Vacation Rentals at Expedia Group, whose brands include Expedia, Hotels.com, Orbitz and VRBO. Prior to that, she was at Egon Zehnder, a global management consulting and executive search firm, and Uber, where she grew businesses from startup to scale and ran one of the top five U.S. markets. She founded Kahnoodle, which was named to Entrepreneur Magazine’s 100 Brilliant Companies of 2012. She earned a joint graduate degree: a JD from Harvard Law School and an MBA from Harvard Business School, and graduated magna cum laude from UCLA with a BA in political science and public policy. In March this year, she was named as one of the 100 Most Influential Black Executives in Corporate America by Savoy Magazine.

“From its founding in 2002 to today, Five Below has proven to be a very successful concept, delivering extreme value and a fun shopping experience to tweens, teens and beyond,” said Washington. “I am passionate about working with disruptive businesses and teams that are building the future, and Five Below’s culture of agility and innovation, combined with its growth potential, is a great fit for my interests and experience. I am delighted to be joining Five Below’s Board and look forward to helping guide the future development of Five Below.”

About Five Below:

Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,000 stores in 38 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:

Five Below, Inc.

Christiane Pelz

215-207-2658

christiane.pelz@fivebelow.com